Exhibit 99.1

IMUC ICT-107 Program Conference Call Script

November 24, 2015

Welcome/Introduction/Disclaimer

Good afternoon. Welcome to ImmunoCellular Therapeutics’ conference call to discuss the company’s ICT-107 program. Today’s call is being recorded and is also available via webcast. Hosting today’s call is Chief Executive Officer, Andrew Gengos. Following this introduction, Mr. Gengos will discuss the company’s ICT-107 program, and then will take questions.

ImmunoCellular would like to remind everyone that during the conference call, members of the management team will make certain “forward-looking statements” (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual events or results to differ materially from the events, and include statements about our plans, objectives, expectations and intentions with respect to: the potential and timing for success of our scientific approaches to cancer immunotherapy, and our ICT-107, ICT-121 and ICT-140 products, and our Stem-to-T-cell program; clinical development efforts; operations; financial condition; and other statements that are not historical in nature, particularly those that use terms such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “projects,” “estimates” or similar language. Important factors known to us that could cause actual results to differ materially from those expressed in such forward-looking statements include those set forth in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed with the SEC. Please review these and the company’s other filings.

Now, I’d like to turn the call over to ImmunoCellular’s CEO, Andrew Gengos.

Andrew Gengos

Thank you.

And thanks to all of you for joining our conference call today. The purpose of this call is to provide some additional perspective on the updated ICT-107 phase 2 survival and immune response data that were presented at the Society for Neuro-Oncology conference - the SNO conference - and that we summarized in our press release on Friday. We believe that these new data provide a strong rationale for moving ICT-107 into phase 3 testing and support important improvements we have implemented in the phase 3 design. I will discuss later how we are making these data available to investors beyond this call. We will welcome addressing your questions after my comments.

Glioblastoma continues to be a disease that devastates patients and families. While it is gratifying to see the increased interest in finding new ways to treat this disease, the fact remains that only one drug has ever been approved for newly diagnosed patients. As we begin phase 3 testing of ICT-107, we are optimistic about our opportunity to make a positive impact on the lives of patients and their families.

You will recall that we announced initial results of the ICT-107 phase 2 trial in December of 2013. The data showed advantages in both overall survival - or OS - and progression-free survival - or PFS - for the treatment group compared to the control group. The OS advantage was numerically in favor of ICT-107, but not statistically significant. The PFS advantage was in favor of ICT-107, and was statistically significant.

Since that time, we have continued to track these patients and have updated the survival results on three occasions - May 2014, November 2014, and just now in November 2015.

While monitoring the patients from the phase 2 trial, we were also analyzing the results in order to determine whether there was a scientific rationale for phase 3 testing in these patients who have few therapeutic options. A key aspect was to look closely at the pre-specified sub-group analyses that were built into the original design of the phase 2 trial. We concluded that the data strongly supported continued testing of ICT-107 in a specific patient population. We then used these key learnings to develop a phase 3 protocol with input from key opinion leaders and the US and EU regulatory agencies.

We are confident our phase 3 protocol has been improved in many important ways based on what we have gleaned from the phase 2 results, and that we have incorporated changes and improvements that increase the potential for a positive outcome. The data that we presented at SNO support our confidence.

At the SNO conference last week, we presented updates on OS and information on systemic immune response as measured by ELISPOT. ELISPOT is a test on the patient’s peripheral blood that identifies the presence of an antigen specific T-cell - in our case, T-cells corresponding to the antigens ICT-107 presents to the patient’s immune system. We worked with our collaborator - the Torrey Pines Institute for Molecular Studies - or TPIMS - on the immune response component. TPIMS developed a novel scoring system for the ELISPOT data generated from phase 2 participant blood tests at various time points before and during treatment. The survival updates focused on OS only, as PFS was not updated in this latest patient status assessment completed in October.

Here are the OS results we reported last Friday, and that we summarized in our press release on that day.

•	In reporting results from trials, we always start with the primary endpoint. In this phase 2 trial the primary endpoint was the log rank test which compares all the survival data for treated patients with that from control patients in the intent-to-treat or ITT population. FDA considers this as their preferred overall survival endpoint statistic. In the ITT group, which includes all 124 randomized patients, ICT-107 patients had a median survival of 18.3 months compared with 16.7 months for control patients. This represents a 1.6 month treatment advantage or a 10% increase in median survival over the control group. The log rank p-value is 0.436, which means that the survival differences between treatment and control groups, while favoring ICT-107 treatment, are not statistically significant. The hazard ratio was 0.846.

•

We have previously reported that the potential ICT-107 treatment benefit appears more concentrated in HLA-A2+ patients than in the HLA-A1+ patients. Both types of patients were randomized in the phase 2 trial with HLA-A2+ patients representing 62% of all patients randomized. As in prior updates, we reported data on two important pre-specified subgroups from the trial – the HLA-A2+, MGMT methylated and HLA-A2+, MGMT unmethylated subgroups. It is important to remember that while these sub-group analyses were pre-specified, the number of patients in each sub-group was small, and the analyses were not powered for, and did not demonstrate, statistical significance.

•	For the per-protocol population of the HLA-A2+, MGMT methylated subgroup, median OS has been reached for both ICT-107 treated and control patients. ICT-107 patients have a median OS of 37.7 months compared to 23.9 months for control patients. This represents a 13.8 month treatment advantage or a 58% increase in median survival over the control group. The log rank test has a p-value of 0.645 which means that the differences between treatment and control groups, while appearing large, are not statistically significant. The hazard ratio was 0.800.

•	For the per-protocol population of the HLA-A2+, MGMT unmethylated subgroup, ICT-107 patients had a median OS of 15.8 months compared to 11.8 months for control patients. This represents a 4.0 month treatment advantage or a 34% increase in median survival over the control group. The log rank test has a p-value of 0.326, which means that the differences between treatment and control groups are not statistically significant. The hazard ratio was 0.704.

•	These potentially large and clinically meaningful survival differences make us optimistic that an appropriately sized and powered phase 3 trial could result in a statistically significant primary endpoint of overall survival in favor of ICT-107.

The ELISPOT immune response data that we reported on Friday support and confirm some of the changes and improvements we have built into the phase 3 protocol, which we discussed in detail when we reported our third quarter financial results earlier this month.

To provide some context for interpreting these results, I want to describe the immune testing analysis. TPIMS has developed a novel statistical method for analyzing ELISPOT data from patients. This technique appears to be better than others for distinguishing between responding patients and non-responding patients. However, the results indicate that there were responders in the control group, which is unexpected since the response scoring system compared pre-treatment values to those during treatment. What this means is that some control patients unexpectedly appeared to mount an antigen-specific immune response during treatment with the control.

We think this control response has implications for the phase 3 design, as we noted in our press release on Friday, and which I will discuss. However, beyond this point, we are also interested in the immune response of only ICT-107 treated patients and what we can learn from that.

•	For both ICT-107 and control patients, HLA-A2+ patients have stronger immune responses than HLA-A1+ patients. While we do not know for certain, this could be due in part to the fact that 4 of 6 antigens in ICT-107 are HLA-A2 specific versus 2 antigens being HLA-A1 specific. Thus, there might be double the potential for a detectable immune response in HLA-A2 patients over HLA-A1 patients. 50% of all HLA-A2+ patients are responders compared with 34% of HLA-A1+ patients (this difference has a Fisher’s exact test p-value of 0.058). These data thus support taking only the HLA-A2+ population into phase 3.

•	All of the following statistics will relate only to analysis of HLA-A2+ patients.

•

For both ICT-107 and control patients, immune response is associated with treatment. 60% of ICT-107 patients are responders compared with 36% of control patients (this difference has a Fisher’s exact test p-value of 0.051). As mentioned previously, the antigen-specific immune response in control patients post-treatment as compared to pre-treatment is unexpected. In fact, we expected no immune response increase from pre-treatment baseline in control patients because their immune system was not provided the antigens loaded onto the ICT-107 dendritic cells. While we cannot know what specifically is driving this response in control patients, it is possible that our control treatment – activated dendritic cells – was immunologically active. These data thus support using monocytes as the phase 3 control compared to activated dendritic cells which could be eliciting an immune response in phase 2 control patients.

•	For both ICT-107 and control patients, a comparison of the survival curves for immune responding patients and non-responding patients shows that immune response is associated with OS. The log rank test has a statistically significant p-value of 0.008. This is what you would hope to see in an immunotherapy trial - a meaningful immune response is associated with survival.

•

For only ICT-107 patients, those who demonstrated an immune response lived longer than non-responding ICT-107 patients. OS in immune responders was 22.5 months versus 15.2 months in non-responders. This survival difference was statistically significant with a log rank p-value = 0.015. This association implies that if we can get more ICT-107 patients to mount an immune response in the phase 3 trial, we might expect increased survival. Note that we are increasing the number of doses in our phase 3 trial to potentially drive higher immune responses and increased survival in ICT-107 treated patients.

•	Finally, MGMT methylation status was not associated with differences in immune response. Thus, these data support taking both MGMT methylated and unmethylated patients into phase 3 testing.

At a high level, the immune response data support the selection of HLA-A2+ patients with either MGMT status for phase 3 testing and indicate that if we can drive a higher immune response in ICT-107 treated patients, we might expect longer survival. They also support changing the control treatment to autologous monocytes which are less effective than activated dendritic cells at driving an anti-tumor response.

The data we presented on Friday, and that I have just discussed, are the key data from the phase 2 trial that are the most informative relative to the design of the phase 3 trial. That is what guided our current analysis, and what we presented at the SNO conference.

We have included a summary of these data in an updated version of our corporate presentation which is available on our website at www.imuc.com, under the investor relations tab, on the events & presentations page. This version of the presentation includes these data and other publicly disclosed information regarding the phase 2 efficacy results and immune response. We are also planning to make this conference call script publicly available following this conference call.

The importance of the data we presented at SNO on Friday is that, taken together, they provide strong evidence of an ICT-107 treatment benefit in HLA-A2+ newly diagnosed glioblastoma patients. The supporting ELISPOT immune response data further provide a strong foundation for the key trial design changes we have made in the phase 3 design, and which I have just described.

We’ve learned much from our phase 2 trial that we’ve applied to make the phase 3 design potentially much more robust. Over the last several months, we have worked with the major cancer cooperative groups in the US, Europe and Canada to develop and refine our phase 3 protocol. These groups include the premier brain cancer key opinion leaders in the world. We’ve significantly benefitted from their expertise and support which we’ve incorporated into our phase 3 program.

Today we are on the threshold of achieving a major milestone for ImmunoCellullar with the initiation of our first phase 3 registrational trial. Our plan is to enroll 400+ patients at about 120 sites in the US, Canada and Europe. As of this time, we have completed 4 site initiation visits at US sites. These sites are open for enrollment, and we are commencing patient screening now. We anticipate that the first patient can be treated within the next several weeks.

With the Special Protocol Assessment reached with the FDA, and with an almost $20M award from the California Institute of Regenerative Medicine, we are confident that the ICT-107 phase 3 trial is well designed and sufficiently financed to begin randomizing patients.

Our intention in our discussion today is to highlight the key data that underscore our enthusiasm not only for moving into phase 3 testing but also for the quality and risk reduction built into the trial design. It’s a trial that we think is the best positioned for success in newly diagnosed glioblastoma.

Now I would like to open up the call for questions. Operator?

[[Q&A session]]

Andrew Gengos

I want to thank everyone again for participating in today’s call and webcast.

We look forward to providing you with additional updates on our progress. If anyone listening today plans to come to San Francisco for the JP Morgan conference in January, we would welcome the opportunity to meet with you and talk about our company’s strategies to build a leading cancer immunotherapy company. Please feel free to get in touch with us to arrange a time to meet.